FIRST AMENDMENT
TO
REORGANIZATION AGREEMENT AND PLAN OF MERGER

            This First Amendment to Reorganization Agreement and Plan of Merger (this "First Amendment") is dated March 30, 2005, to be effective as of January 3, 2005, by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), CBR Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of HSOA ("NEWCO"), Cornerstone Building and Remodeling, Inc., a Florida corporation ("CORNERSTONE"), and Anthony Leeber, Jr., an individual residing in the State of Florida ("SHAREHOLDER").

            WHEREAS, HSOA, NEWCO (originally referred to as "Cornerstone Acquisition Corp."), CORNERSTONE, and SHAREHOLDER executed that certain Reorganization and Plan of Merger on February 28, 2005, a copy of which is attached hereto as Exhibit A (the "Merger Agreement");

            WHEREAS, the Parties desire to amend the Merger Agreement, as set forth herein.

            NOW THEREFORE, in consideration of the following good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and agreements herein contained, including the recitals set forth hereinabove, the parties agree as follows:

I.         Section 1.2 shall be deleted in its entirety, and replaced with the following (Exhibit A-1 and the revised Exhibit B, which replaces Exhibit B attached to the Merger Agreement in its entirety, are attached to this First Amendment):

1.2       Conversion of Shares; Merger Consideration.  At the Merger Date, by virtue of the Merger and without any action on the part of any Party or the holder thereof:

                        (a)        The 100 shares of common stock, $1.00 par value per share, of CORNERSTONE ("CORNERSTONE Shares") issued and outstanding immediately prior to the Merger Date, which are 100% owned by SHAREHOLDER, shall be converted into and represent the right to receive all of the following (collectively, the "Merger Consideration"):

                                    (i)         cash (via certified check or wire transfer of immediately available funds) of $1,700,000 (the "Cash Consideration");

(ii)        a  promissory note issued by NEWCO in the original principal amount of $2,000,000, convertible into HSOA Common Stock (defined below) at $1.65 per share, unsecured, bearing interest at 7.0% per annum, with interest paid quarterly and principal paid in a single installment on March 31, 2010, in the form attached hereto as Exhibit A-1 (the "First Note");

(iii)       a promissory note issued by NEWCO in the original principal amount of $2,300,000, unsecured, bearing interest at 7.0% per annum, with interest and principal due in a single installment on the 30th day following the Closing, in the form attached hereto as Exhibit A-2 (the "Second Note"); each of the First Note and the Second Note shall be guaranteed by HSOA pursuant to a guaranty in the form attached hereto as Exhibit B (the "Guaranty"); and

                        (iv)       2,470,588 shares  (the "HSOA Shares") of common stock, $.001 par value per share, of HSOA ("HSOA Common Stock"), which is  equal to $4,200,000 divided by $1.70 (the "HSOA Share Price").  SHAREHOLDER shall receive piggy-back registration rights for the HSOA Shares (any shares of HSOA Common Stock received by SHAREHOLDER under Section 1.4), whereby the HSOA Shares would be registered in the next registration statement filed by HSOA, or, if the HSOA Shares are not registered prior to December 31, 2005, SHAREHOLDER have a one-time right to demand registration of the HSOA Shares,  pursuant to a Registration Rights Agreement (so called herein) in the form attached hereto as Exhibit C.

(b)        SHAREHOLDER shall be entitled to receive all of the consideration set forth in Section 1.2(a) at Closing.

II.        Section 1.3, Exhibit D, Section 5.2(c), and Section 5.4 shall be deleted in their entirety, and any remaining references to "Escrow Agent", "Escrow Agreement", and "Escrowed Cash" in the Merger Agreement shall be deleted in their entirety.

III.       In Section 1.5(a)(i), and in Section 4.2(f), "$2,075,177" shall be replaced with "$1,300,000".

IV.       Section 1.5(c) shall be deleted in its entirety, and replaced with the following:

(c)        If an adjustment in Merger Consideration is required by Section 1.5(a) or (b) above, the Merger Consideration shall be reduced by the aggregate dollar amount that such adjustment exceeds $50,000 (as a one-time threshold that must be exceeded under Section 1.5) (the "Price Adjustment Amount") in the following order of priority:  (i) first, cash up to the amount of the Cash Consideration; (ii) second, the Second Note shall be offset; (iii) third, the HSOA Shares, valued at the HSOA Share Price, (iv) fourth, the First Note shall be offset by the remaining amount of the Price Adjustment Amount.  In the event that the adjustment required by Section 1.5(b) above is made post-Closing, SHAREHOLDER shall return Merger Consideration to HSOA in the order of priority set forth above.

V.          Section 1.9 shall be deleted in its entirety, and replaced with the following:

1.9        Actions at the Closing.  At the Closing, (a) the Parties shall deliver to each other the various certificates, instruments and documents referred to in Article IV, (b) CORNERSTONE and NEWCO shall file with the Secretary of State of the State of Florida, on the most expedited basis available, articles of merger with respect to the Merger, as required by the FBCA, (c) SHAREHOLDER shall deliver to HSOA for cancellation the certificates representing the CORNERSTONE Shares (as defined in Section 1.2(a)), and (d) HSOA shall deliver to SHAREHOLDER the Cash Consideration, the First Note, the Second Note, the Guaranty at the Closing; within two business days following the Closing, HSOA shall delver certificates for the HSOA Shares to SHAREHOLDER.

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VI.       Section 4.2(e) shall be deleted in its entirety, and replaced with the following:

(e)        HSOA shall have received financing that resulted in cash proceeds of at least $3.9 million ($1,700,000 for the Cash Consideration and $2,200,000 for working capital) on terms and conditions satisfactory to HSOA in its sole discretion;

VII.      In Section 4.3(d), "$2,500,000" shall be replaced with "$2,200,000".

VIII.     The following provision shall be added as Section 6.9 to the Merger Agreement:

6.9       Compliance with Bank Requirements.  Notwithstanding any other provision of this Agreement or any other prior agreement, SHAREHOLDER hereby agrees (a) that he will not disturb, and he will use his best efforts to maintain in effect, his personal guaranty (guaranties) that currently secure(s) certain loans owed by CORNERSTONE to Old Florida Bank, (b) to deposit and maintain $1,000,000 of cash with Old Florida Bank upon Closing, as additional security for the personal guaranty (or guaranties) described above, and (c) to fulfill any other conditions required by Old Florida Bank in its consent to the change of control of CORNERSTONE resulting from this Merger.

IX.      "Cornerstone Acquisition Corp." shall be deleted wherever it appears in the Merger Agreement and replaced with "CBR Acquisition Corp."

X.        Except as expressly amended hereby, the Merger Agreement remains in full force and effect.  Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Merger Agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

            This First Amendment to Reorganization Agreement and Plan of Merger may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

HOME SOLUTIONS OF AMERICA, INC.

By:________________________________
      Rick J. O'Brien
      Chief Financial Officer

CBR ACQUISITION CORP.

By:________________________________
      Rick J. O'Brien
      Chief Financial Officer

CORNERSTONE BUILDING AND REMODELING, INC.

By:________________________________
      Anthony Leeber, Jr.
      President and Chief Executive Officer

SHAREHOLDER:

___________________________________
Anthony Leeber, Jr.

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EXHIBIT A-2

FORM OF THE SECOND NOTE FROM NEWCO TO SHAREHOLDER

EXHIBIT B

FORM OF HSOA GUARANTY

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